Exhibit 10.18

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Pacific Drilling Manpower, Inc., a Delaware corporation (the “Company”) and an indirect wholly-owned subsidiary of Pacific Drilling S.A., a limited liability company (societe anonyme) organized under the laws of Luxembourg, having its registered office located at 8-10 Avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg register of commerce and companies under number B 159658, organized under the laws of Luxembourg (the “Parent”), the Parent for the purposes of Section 26 of this Agreement, and James W. Harris (“Employee”) (collectively, the “Parties”), effective as of July 22, 2019 (the “Effective Date”).

1.         Employment.  During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Senior Vice President and Chief Financial Officer of the Company and Parent and in such other position or positions as may be assigned from time to time by the board of directors (the “Board”) of the Parent.

2.         Duties and Responsibilities of Employee; Company Investment.

(a)        During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the businesses of the Company, the Parent and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) as may be requested by the Board from time to time.  Employee’s duties shall include those normally incidental to the position identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company and Parent.  Employee may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as shall not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group. Specifically, Employee shall continue to be permitted to be a director of Centurion Group Ltd.; provided that (i) such affiliation only requires a de minimus amount of Employee’s time, and (ii) Centurion Group Ltd. does not compete with the Company Group.

(b)        Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c)        Employee understands that Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) fiduciary duties as an officer of the Company), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3.         Compensation.

(a)        Base Salary.  During the Employment Period, the Company shall pay to Employee an annualized base salary of $450,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for other senior executives as may exist from time to time, but no less frequently than monthly.  The Base Salary shall be reviewed by the Board (or a committee thereof) in accordance with the Company’s policies and practices, but no less frequently than once annually, and may be increased but not decreased unless such decrease is agreed to in writing by Employee or is part of, and consistent in amount, percentage and/or application with, an across-the-board reduction in the base salaries of the senior executives of the Company.  To the extent applicable, the term “Base Salary” shall include any such increases (or decreases) to the Base Salary enumerated above.

(b)        Annual Bonus.  Employee shall be eligible for discretionary bonus compensation for each complete calendar year (and any partial year in the event of a Change of Control) that Employee is employed by the Company hereunder (the “Annual Bonus”).  Each Annual Bonus shall have a target value that is not less than 75% of Employee’s Base Salary as in effect on September 30 of the calendar year to which such Annual Bonus relates (the “Bonus Year”) and a maximum value equal to 112.5% of Employee’s Base Salary as in effect on September 30 of such Bonus Year.  The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable Bonus Year.  Notwithstanding the foregoing, Employee shall be eligible to receive a pro-rata Annual Bonus for the 2019 calendar year, the amount of which will be determined by multiplying (i) the Annual Bonus Employee would have received based on achievement of the applicable performance targets established by the Committee for 2019 for the Company’s senior executives, by (ii) the fraction determined by dividing (A) the number of days of Employee’s employment from the Effective Date through December 31, 2019 by (B) 365.  Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but no later than March 15th of the year following the Bonus Year.  Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the end of the applicable year.

(c)        Sign-On Equity Awards.  In consideration of Employee entering into this Agreement and as an inducement to join the Company, on or as soon as reasonably practicable following the Effective Date, the Parent shall grant Employee, under the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan, as amended from time to time (the “Equity Incentive Plan”), certain equity awards having terms and conditions consistent with the equity awards granted to the Company’s other senior executives in early 2019. Specifically, Employee shall receive 101,775 restricted stock units and 101,775 performance share units (collectively the

“Sign-On Equity Awards”), which shall be memorialized in separate award agreements between Employee and the Parent.

(d)        Business Expenses.  Subject to Section 21, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee).  In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company.

(e)        Benefits.  During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other senior executives are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.  The Company shall not, however, by reason of this Section 3(e), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to other senior executives generally.

(f)        Vacation.  During the Employment Period, Employee shall be eligible to accrue vacation for each complete calendar year that Employee is employed by the Company hereunder (prorated for partial years) in accordance with the Company’s vacation policy, as amended from time to time. Notwithstanding the previous sentence, Employee shall be eligible for five (5) weeks (25 days) paid vacation per full year (prorated for partial years).

4.         Term of Employment.

(a)        Employment Period.  Subject to Section 5, the term of Employee’s employment pursuant to this Agreement shall commence on the Effective Date and continue in effect through the second anniversary thereof (the “Employment Period”), provided, however, that, commencing on July 23, 2021, and each second anniversary thereafter, the Employment Period shall automatically be extended for two additional years unless, not later than ninety (90) days prior to the expiration date, the Company or the Employee shall give written notice that it or he does not wish to extend the Employment Period, in which case the Employment Period and this Agreement shall, subject to Section 4(b), be terminated as of the expiration date. Following the expiration of the Employment Period under this Agreement, the Employee may remain employed-at-will with the Company.

(b)        Company Decision Not to Renew.

(i)         If, during the one-year period immediately following the expiration of the Employment Period as a result of the Company having given to Employee a non-extension notice under Section 4(a), the Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason prior to a Change of Control (as defined in Section 6(g)), then Employee shall be eligible for the same benefits as are provided under Section 6(b)(i).

(ii)       If a non-extension notice is given by the Company under Section 4(a), and as of the end of the Employment Period, either (A) the Company has signed a letter of intent or an agreement with respect to a transaction that if consummated would result in a Change of Control, or (B) a public announcement has been made of a proposed transaction that if consummated would result in a Change of Control, and such Change of Control shall occur within six months following the expiration of the Employment Period, this Agreement shall remain in effect through the Protection Period (as defined in Section 6(b)(ii)) and if the Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason during such Protection Period, then Employee shall be eligible for the same benefits as are provided under Section 6(b)(ii).

5.         Termination of Employment.

(a)        Company’s Right to Terminate Employee’s Employment for Cause.  The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)        Employee’s commission of fraud, theft, or embezzlement against any member of the Company Group or a willful breach of fiduciary duty with respect to any member of the Company Group;

(ii)       Employee’s willful and continued failure to perform Employee’s duties;

(iii)      Employee’s breach of Section 2(b) or Section  7 of this Agreement or breach of any other written agreement between Employee and any member of the Company Group which causes material harm to the Company Group;

(iv)       Employee’s conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or to any crime involving moral turpitude;

(v)        Employee’s gross misconduct or gross negligence in the performance of duties to any member of the Company Group; or

(vi)       Employee’s breach and violation of the Company’s or the Parent’s written policies pertaining to sexual harassment, discrimination or insider trading.

The Employee shall not be deemed terminated for Cause unless the Company shall have delivered to the Employee a termination notice with a copy of a resolution adopted by the affirmative vote of not less than seventy (70) percent of the entire Board at a meeting called for such purpose (after reasonable notice is provided to the Employee and the Employee has had an opportunity, with counsel, to be heard by the Board) finding that the Employee should be terminated for Cause and specifying in reasonable detail the grounds therefor.

Provided,  however, that solely with respect to the actions or omissions set forth in Section 5(a)(ii), (iii),  (v) and (vi), such actions or omissions must remain uncured or uncorrected ten (10) business days after the Board has provided Employee such written notice.  For the avoidance of doubt, the actions or omissions set forth in Section 5(a)(i) and (iv) are not permitted to be cured by Employee under any circumstances.  In the event the Board or Chief Executive Officer determines in good faith after consultation with legal counsel that its or his fiduciary obligations require an immediate termination for Cause, or that a cure is not possible, then, notwithstanding anything herein to the contrary, no cure right shall be provided to Employee.

(b)        Company’s Right to Terminate for Convenience.  The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon 30 days written notice (or pay in lieu thereof) to Employee.

(c)        Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)         A material diminution in Employee’s Base Salary or target Annual Bonus except, in the case of a termination under Section 6(b)(i) hereof only (which relates to a termination outside of the Protection Period), a reduction that is part of, and consistent in amount, percentage and/or application with, an across-the-board reduction in the base salaries of the senior executives of the Company;

(ii)       the relocation of the geographic location of Employee’s principal place of employment to a location more than seventy five (75) miles outside the greater Houston, Texas metropolitan area (excluding reasonably required business travel in connection with the performance of Employee’s duties under this Agreement);

(iii)      a material and adverse change to, or a material reduction of, Employee’s duties and responsibilities to the Company or the Parent, which includes but is not limited to his removal without Cause as Chief Financial Officer of Parent; or

(iv)       any material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing provisions of this Section 5(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason due to a condition described in Section 5(c)(i),  (ii),  (iii) or (iv) shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s consent, (B) Employee must provide written notice to the Board of the existence of such condition(s) within ninety (90) days of the initial existence of such condition(s), (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice, and (D) the date of Employee’s termination of employment must occur within ninety (90) days following the Board’s receipt of such notice.

(d)        Death or Disability.  Upon the death or Disability of Employee, Employee’s employment with Company shall terminate.  For purposes of this Agreement, a “Disability” shall exist if Employee is entitled to receive long-term disability benefits under the

Company’s disability plan and/or Employee has exhausted all available leave and remains unable to perform the essential functions of the job with or without reasonable accommodation.

(e)        Employee’s Right to Terminate for Convenience.  In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon ninety (90) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company or Parent may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 5(b)).

6.         Obligations of the Company upon Termination of Employment.

(a)        For Cause; Other than for Good Reason.  If Employee’s employment is terminated during the Employment Period (i) by the Company for Cause pursuant to Section 5(a) or (ii) by Employee other than for Good Reason pursuant to Section 5(e), then Employee shall be entitled to all accrued but unpaid vacation and unpaid Base Salary earned by Employee through the date that Employee’s employment terminates (the “Termination Date”) and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.

(b)        Without Cause; For Good Reason.  In addition to the amounts in Section 6(a), and subject to Section 6(e) below, Employee shall be entitled to certain severance consideration described below, payable as set forth in Section 6(d) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b) or (y) by Employee for Good Reason pursuant to Section 5(c), as follows:

(i)         Except as otherwise provided in Section 6(b)(ii), the Company shall provide Employee with a severance payment in an amount equal to the sum of (A) one and one-half (1.5) times the sum of (1) Employee’s Base Salary as in effect immediately prior to the Termination Date and (2) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs, and (B) an amount equal to the sum of the Company contributions that would be made for 12 months of group life, long-term disability and health insurance benefits (collectively, the “Group Benefits”) calculated based on monthly Company contributions as of the Termination Date with respect to coverage that was provided to Employee and his dependents as of such date (the “Severance Payment”).

(ii)       If such termination of Employee’s employment by the Company without Cause or by Employee for Good Reason occurs during the Protection Period (as defined below), in lieu of the Severance Payment, the Company shall provide Employee with a severance payment in an amount determined as follows (as applicable, the “CIC Severance Payment”):

(A)       If the Change of Control occurs prior to the first anniversary of the Effective Date, the severance payment shall equal the sum of (A) one (1) times the sum of (1) Employee’s Base Salary as in effect immediately prior to the Termination Date and (2) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs, and (B) an amount equal to the sum of the Company contributions that would be made for 12 months of Group Benefits, calculated based on monthly Company contributions as of the Termination Date with respect to coverage that was provided to the Employee and his dependents as of such date;

(B)       If the Change of Control occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, the severance payment shall equal the sum of (A) one and one-half (1.5) times the sum of (1) Employee’s Base Salary as in effect immediately prior to the Termination Date and (2) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs, and (B) an amount equal to the sum of the Company contributions that would be made for 18 months of Group Benefits, calculated based on monthly Company contributions as of the Termination Date with respect to coverage that was provided to the Employee and his dependents as of such date; or

(C)       If the Change of Control occurs on or after the second anniversary of the Effective Date, the severance payment shall equal the sum of (A) two (2) times the sum of (1) Employee’s Base Salary as in effect immediately prior to the Termination Date and (2) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs, and (B) an amount equal to the sum of the Company contributions that would be made for 24 months of Group Benefits, calculated based on monthly Company contributions as of the Termination Date with respect to coverage that was provided to the Employee and his dependents as of such date.

For purposes of this Agreement, “Protection Period” is the period of time during the Employment Period beginning on the date of a Change of Control and ending on the first anniversary of the date of such Change of Control. If during the Employment Period, Employee’s employment is terminated by the Company without Cause pursuant to Section 5(b) and such termination occurs after the entry into a signed definitive agreement which if consummated would constitute a Change of Control, then Employee shall receive an additional payment equal to the excess of the applicable CIC Severance Payment minus the Severance Payment with such additional payment being made at the time of the Change of Control (and for the avoidance of doubt such additional payment shall only be made if such Change of Control occurs).

(c)        Death or Disability.  If Employee’s employment is terminated during the Employment Period due to Employee’s death or Disability pursuant to Section 5(d), then Employee shall be entitled to all accrued but unpaid vacation and unpaid Base Salary earned by Employee through the Termination Date and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.

(d)        Payment Timing.  Subject to Section 6(e), payment of the Severance Payment or the CIC Severance Payment (individually, as applicable, the “Cash Severance Payment”), as applicable, shall be made on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.

(e)        Conditions to Receipt of Cash Severance Payment.  Notwithstanding the foregoing, Employee’s eligibility and entitlement to the Cash Severance Payment are dependent upon Employee’s (i) continued compliance with Employee’s obligations under each of Section 7 below and (ii) execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form provided by the Company and Parent (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6 or any vested rights or benefits under any of the Company’s benefit plans or any other agreement in which Employee participated immediately prior to the termination of such employment.  If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Cash Severance Payment.  As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” for a group or class of employees (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

(f)        After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive a Cash Severance Payment pursuant to this Section 6 but, after such determination, a court of competent jurisdiction determines that subsequently, during the period ending on the first anniversary of the date that the Cash Severance Payment is paid to Employee, the Company acquired evidence that: (i) Employee has failed to abide by Employee’s continuing obligations under Section 7; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant to Section 5(a), then Employee shall promptly return to the Company the Cash Severance Payment received by Employee.  Should the Company institute legal action and recover monies owed pursuant to this Section 6(f), then Employee agrees he will be required to reimburse the Company for all attorney’s fees and costs associated with said legal action.

(g)        Change of Control Definition.  As used herein, “Change of Control” shall have the meaning set forth in the Equity Incentive Plan.

7.         Restrictive Covenants.

(a)        Generally.  The Company shall provide Employee access to Confidential Information (as defined below) for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group shall be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 7. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b)        Non-Competition.  Employee agrees that, during the Non-Compete Period (as defined below), Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)         engage in or participate in competition with any member of the Company Group in any aspect of the Business (as defined below) within the Market Area (as defined below), which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group (which, for this purpose, includes any company that directly competes with the Company Group as of the date hereof or in the future); or

(ii)       appropriate any Business Opportunity (as defined below) of, or relating to, the Company Group located in the Market Area.

(c)        Non-Solicitation.  Employee agrees that, during the Non-Solicit Period (as defined below), Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity:

(i)         solicit, canvass, approach, encourage, entice or induce any known customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(ii)       solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(d)        Non-Disclosure; Non-Use of Confidential Information.  Employee shall not disclose or use at any time, either during Employee’s employment with the Company or at any time thereafter, any Confidential Information of which Employee is or becomes aware, whether or not such information is developed by Employee, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company.  Employee will take all appropriate steps to safeguard Confidential Information in Employee’s possession and to protect it against disclosure, misuse, espionage, loss and theft.  Employee shall deliver to the Company at the Date of Termination, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined below in Section 7(j)(viii)) of the business of the Company Group that Employee may then possess or have under Employee’s control.  Nothing in this Agreement will preclude, prohibit or restrict Employee from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.  Nothing in this Agreement, or any other agreement between the Parties, prohibits or is intended in any manner to prohibit, Employee from (1) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (2) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC.  Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures.  Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b).  Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (z) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.  The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws.  If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

(e)        Proprietary Rights.  Employee recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company Group and Employee in writing.  Employee expressly agrees that any Work Product made or developed by Employee or Employee’s agents during the course of Employee’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group.  Employee further agrees that all Work Product developed by Employee (whether or not able to be protected by copyright, patent or trademark) during the course of Employee’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Employee shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(f)        Non-Disparagement.  During the Employment Period and at all times thereafter, neither Employee nor Employee’s agents shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the Company (including, in the case of communications by Employee or Employee’s agents, the Company Group, any of the Company Group’s officers, directors or employees).  The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to the Company Group or any of the Company Group’s officers, directors or employees; provided, with respect to clause (ii), such statements are made in the course of carrying out Employee’s duties pursuant to this Agreement.

(g)        Enforcement.  Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the covenants set forth in this Section 7, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach as determined by a court of law, by (i) notwithstanding anything to the contrary contained in an Equity Incentive Plan or an award agreement, causing the forfeiture of any unvested awards granted under an Equity Incentive Plan (including the equity awards described in Section 3(c)) or (ii) obtaining injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(h)        Blue Pencil.  If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Employee and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i)         Tolling.  The periods during which the covenants set forth in this Section 7 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which Employee is found by a judge residing in a court of competent jurisdiction to be in violation of any such covenants, to the extent permitted by applicable law.

(j)         For purposes of Section 7, the following terms shall have the following meanings:

(i)         “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include the provision of offshore drilling services through the use of high-specification floating rigs.

(ii)       “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business of which Employee was aware during his employment with the Company or about which Employee received Confidential Information.

(iii)      “Company” shall include the Company, the Parent and any direct or indirect subsidiaries and affiliates thereof and any successors thereto.

(iv)       “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Employee’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Employee while employed by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Employee’s unauthorized disclosure) prior to the date Employee proposes to disclose or use such information.  Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(v)        “Market Area” shall mean states of Texas, Mississippi, Alabama, and Louisiana, the countries of Nigeria and Brazil, the Gulf of Mexico Outer Continental Shelf, and any additional areas in which the Company expands its operations or creates plans to expand its operations with such areas added to Exhibit A hereof from time to time and provided to Employee.

(vi)       “Non-Compete Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing until the first anniversary of the Termination Date.

(vii)     “Non-Solicit Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing until the first anniversary of the Termination Date.

(viii)    “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated Business, research and development or existing or future products or services and that are conceived, developed or made by Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

8.         Dispute Resolution; Submission to Jurisdiction.

(a)        Each Party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Texas or the federal District Courts sitting in Houston, Texas (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each Party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(b)        EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

9.         Confidentiality of Agreement.  The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other.

10.       Defense of Claims.  During the Employment Period and following the Termination Date, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Employee shall reasonably cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.  The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred, to comply with Employee’s obligations under this Section 10, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.

11.       Withholdings; Deductions.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

12.       Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  All references to “dollars” or “$” in this Agreement refer to United States dollars.  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties hereto.

13.       Applicable Law.  This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

14.       Entire Agreement and Amendment.  This Agreement and the Confidentiality Agreement contain the entire agreement of the Parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both Parties.

15.       Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach shall not deprive such party of the right to take action at any time.

16.       Assignment.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company Group.

17.       Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by air express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Pacific Drilling Manpower, Inc.
Attention: General Counsel
11700 Katy Fwy
Houston, Texas 77079
Email: l.buchanan@pacificdrilling.com

If to Employee, addressed to the following until an updated address is provided to the Company by the Employee:

James W. Harris
11831 Chapelwood Lane
Houston, Texas 77024

18.       Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both Parties.

19.       Deemed Resignations.  Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

20.       Certain Excise Taxes.  Notwithstanding anything to the contrary in this
Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 20 shall require the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

21.       Section 409A.

(a)        Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)        To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)        Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

22.       Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or if Employee violates any non-competition, non-solicitation, nondisparagement or nondisclosure covenant or agreement with the Company Group, the Company may require forfeiture or recoupment of any bonuses or other compensation or severance paid to you under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company and Parent reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided such clawback policies and procedures apply to all senior executives of the Company or Parent.

23.       Effect of Termination.  The provisions of Sections 5,  7-11 and 19 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

24.       Third-Party Beneficiaries.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Section 7 and shall be entitled to enforce such obligations as if a party hereto.

25.       Severability.  It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

26.       Guarantee. Parent hereby unconditionally and without limitation guarantees the performance of, and agrees to cause to be performed, all of the obligations of the Company under this Agreement.  Parent agrees to act as a surety for the performance of all of the obligations of the Company under this Agreement.  For avoidance of doubt, Parent shall be a guarantor and surety of all payment and performance obligations of the Company under this Agreement and Employee may, in his sole discretion, pursue all rights and remedies that Employee may have pursuant to this Agreement, at law or in equity against both the Company and Parent.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have executed this Agreement to be effective as of the Effective Date.

EMPLOYEE

James W. Harris

PACIFIC DRILLING MANPOWER, INC.

By:
Name:	Bernie Wolford, Jr.
Title:	Chief Executive Officer

FOR PURPOSES OF SECTION 26 ONLY

PACIFIC DRILLING S.A.

By:
Name:	Bernie Wolford, Jr.
Title:	Chief Executive Officer

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

Exhibit A

ADDITIONAL MARKET AREA

[Intentionally Blank; Reserved for Future Use]

EXHIBIT A